DUNHAM  FUNDS

RULE 12B-1 PLAN

CLASS A SHARES

Appendix A

Funds to be Serviced  Under This  Plan

Dunham  Corporate/Government Bond Fund

Dunham  High-Yield  Bond Fund

Dunham Real Estate Stock  Fund

Dunham Appreciation & Income  Fund

Dunham  International Stock  Fund

Dunham  Large Cap Value Fund

Dunham Small Cap Value Fund

Dunham  Large Cap Growth  Fund

Dunham  Emerging Markets  Stock Fund

Dunham  Small  Cap Growth  Fund

Dunham  Monthly  Distribution Fund*

Dunham  Loss Averse  Growth  Fund*

Dunham  Focused  Large Cap Growth  Fund*

*This schedule was amended on:

May 14, 2008  to add Dunham  Monthly  Distribution Fund; March 23, 2010 to add Dunham Loss Averse Growth Fund;

September 20, 2011  to add Dunham Focused Large Cap Growth Fund.

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